Bruce W. Barren
                      11740-11 Sunset Boulevard
                  Los Angeles, California 90049-4144


August 7, 2001


Mr. E. Leo Bebeau
President and Chief Executive Officer
Computone Corporation
1060 Windward Ridge Parkway
Suite 100
Alpharetta, GA 30022

Dear Leo:

This letter outlines the terms and conditions (the "Consulting Agreement") under which Bruce W. Barren (the "Consultant") offers to provide consulting services to assist management of Computone Corporation (the "Company") in effecting a turnaround of the operations of the Company (collectively, the "Parties"). Mr. Barren's credentials in turnaround situations are listed under the website www.emcohanover.com.

TERMS AND CONDITIONS
--------------------

WHEREAS, the Company is engaged in the business of design, manufacture, and marketing of hardware and software connectivity products for business and industrial systems and service and support offerings for manufacturers, integrators and value added resellers and desires to expand its business or seek acquisitions of other businesses; and

WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic p1anning and marketing consulting services and is desirous of performing such services for the Company and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutua1 covenants hereinafter stated, it is agreed as follows:

1.  APPOINTMENT.

The Company hereby engages Consultant and the Consultant agrees to render services to the Company as a consultant upon the terms and conditions set forth.

2.  TERM.

The term of this Consulting Agreement shall begin on August 7, 2001 and shall terminate on August 6, 2004, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the Parties.

3.  SERVICES.

During the term of this Consulting Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

     	a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

     	b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and the Company's products and services;

     	c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

     	d) The identification, evaluation, structure, negotiation and closing of joint ventures strategic alliances, business acquisitions and advice with regard to the ongoing management and operations of such acquisition upon consummation thereof;

     	e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing;
         and

     	f) Be available for internal management meetings as needed.

4.  DUTIES OF THE COMPANY.

The Company shall provide Consultant, or a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports; all filings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst; and with all brochures or other sales materials relating to its products or services.

5.  COMPENSATION.

The Company agrees to compensate Consultant for services in the amount of $346,300.00 - by granting Consultant 600,000 shares ("Shares") of the Company's Common Stock. All Shares are to be deposited at Glenn Michael Financial, Inc. at the time the S8 filing underlying this Consulting Agreement becomes effective.

6. REPRESENTATIONS AND IDENTIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

7.  MISCELLANEOUS.

     	Termination: This Consulting Agreement shall be terminated immediately upon breach of this Consulting Agreement or at will by the chief executive officer of the Company.

     	Approval: This acceptance of this offer is contingent upon approval of the Consulting Agreement by the Board of Directors of the Company.

     	Confidentiality: The Consultant has signed a confidentiality agreement with the Company.

     	Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     	Notices: Any notice required or permitted to be given hereunder shall be in writing and shall he mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     	Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to he a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term or any other term of this Consulting Agreement.

     	Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     	Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall he submitted to arbitration under the rules of the American Arbitration Association and the of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur Los Angeles, California. The interpretation and the enforcement of this Consulting Agreement shall he governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the United States. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall he entitled to recover that Party's reasonable attorneys fees incurred (as determined by the arbiter(s)).

If you are in agreement with the terms and conditions outlined above, please accept this offer by signing below.

Sincerely,



Bruce W. Barren
Consultant



I accept the above terms and conditions of this Agreement as of the date first written above.


_______________________________
E. Leo Bebeau
President and Chief Executive Officer
Computone Corporation



_______________________________
Witness